SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange
                                   Act of 1934

                         Commission file Number: 0-9477
                         ------------------------------

                         FIRST COMMERCIAL BANCORP, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

    865 Howe Avenue, Suite 310, Sacaramento, California 95825 (916) 641-3288 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $1.25 Par Value Per Share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ X ]           Rule 12h-3(b)(1)(ii)     [  ]
         Rule 12g-4(a)(1)(ii)   [   ]           Rule 12h-3(b)(2)(i)      [  ]
         Rule 12g-4(a)(2)(i)    [   ]           Rule 12h-3(b)(2)(ii)     [  ]
         Rule 12g-4(a)(2)(ii)   [   ]           Rule 15d-6               [  ]
         Rule 12g-4(a)(1)(i)    [   ]

                Approximate number of holders of record as of the
                         certification or notice date:

                                     One (1)
                                     -------

Pursuant to the requirements of the Securities Exchange Act of 1934, First Commercial Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:    March 5, 1998                 By:/s/Donald W. Williams
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                                       Donald W. Williams, President